Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet is derived from the historical consolidated financial statements of Panther Biotechnology, Inc. (“Panther”) and the historical consolidated financial statements of Brown Technical Media Corp. (“Brown”) that Panther acquired on November 7, 2016 in exchange for 32,000,000 shares of Panther common stock pursuant to the Share Exchange Agreement, dated as of October 31, 2016, between Panther, Brown and the shareholders of Brown (the “Share Exchange Agreement” and the “Brown Acquisition”). The following unaudited pro forma combined balance sheet has been adjusted to reflect the purchase of Brown by Panther and certain other events.

The unaudited pro forma combined balance sheet as of July 31, 2016 gives effect to the Brown Acquisition as if it had occurred on July 31, 2016. Unaudited pro forma statement of operations are not presented because the ongoing operations of the Company will reflect those of Brown and resemble the results of Brown. The combination is being accounted for as a reverse merger whereby Brown is the surviving entity.

The unaudited pro forma combined balance sheet is presented for illustrative purposes only to reflect the Brown Acquisition, and do not represent what our results of operations or financial position would actually have been had the Brown Acquisition occurred on the date noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma combined financial statements are intended to provide information about the continuing impact of the Brown Acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma combined balance sheet have been made. However, the final allocations of purchase price and effects on the results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein.

The following unaudited pro forma balance sheet should be read in conjunction with Panther’s consolidated financial statements and related notes and Brown’s consolidated financial statements and related notes. Panther’s financial statements and notes are included in Panther’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 13, 2016 and its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2016. The consolidated financial statements for Brown and related notes are included elsewhere in this filing.

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PANTHER BIOTECHNOLOGY, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

AUGUST 31, 2016

	Historical Panther August 31, 2016	Historical Brown July 31, 2016	Eliminate Panther July 31, 2016		Pro Forma		Pro Forma
	(Unaudited)	(Unaudited)	Historical		Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$65,526	$39,750	$–		$250,000	(B)	$355,276
Accounts receivable, net	–	51,941	–		–		51,941
Inventory	–	461,483	–		–		461,483
Total current assets	65,526	553,174	–		250,000		868,700
Property and equipment, net	–	59,343	–				59,343
Long term investment	–	43,466	–		–		43,466
Other assets	243,175	7,500	–		1,500,000	(C)	1,750,675
Total assets	$308,701	$663,483	$–		$1,750,000		$2,722,184

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$399,286	$189,528	$–		$–		$588,814
Accounts payable - related parties	15,612	130,612	–		–		146,224
Stock payable	33,668	–	–		–		33,668
Stock payable - related party	84,562	–	–		–		84,562
Related party advances	87,500	–	–		–		87,500
Notes payable	–	467,257	–		–		467,257
Convertible note payable, net	80,313	–	–		–		80,313
Derivative liability	558,403	–	–		–		558,403
Current maturities of long term debt	–	15,263	–		–		15,263
					–
Total current liabilities	1,259,344	802,660	–		–		2,062,004

Long term debt	–	149,786	–				149,786
Other long term liabilities		7,500	–				7,500

Total liabilities	1,259,344	959,946	–		–		2,219,290
Commitments and contingencies	–	–	–		–		–

Stockholders’ deficit:
Preferred stock, $.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	–	–	–		–		–
Common stock, $.001 par value, 100,000,000 shares authorized, 7,784,717 shares issued and outstanding at August 31, 2016	7,950	22,000			1,667	(B)	31,617

Additional paid-in capital	10,636,450	20,000	(11,595,043	)(A)	248,333	(B)	809,740
					1,500,000	(C)
Accumulated deficit	(11,595,043)	(336,616)	11,595,043	(A)	–		(336,616)
Total Brown Technical Media Corp. stockholders' deficit	(950,643)	(294,616)	–		1,750,000		504,741
Non-controlling interest	–	(1,847)					(1,847)
Total stockholders’ deficit	(950,643)	(296,463)	–		1,750,000		502,894

Total liabilities and stockholders’ deficit	$308,701	$663,483	$–		$1,750,000		$2,722,184

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A	These adjustments reflect the fact that the ongoing business of the Company will be that of Brown. Accordingly, the equity accounts of Panther are eliminated.

B	Reflects the assumed sale of 1,666,667 shares of the Company’s common stock for gross proceeds of $250,000 in conjunction with the closing of the Share Exchange Agreement. The shares are anticipated to be sold in accordance with the terms of the Share Exchange Agreement. The Company expects to sell these shares at $0.15 per share.

C	These adjustments reflect the consideration paid by Panther to Brown shareholders. Panther’s acquisition of Brown was accounted for as a reverse merger. This amount represents the estimated fair market value of the assets owned by Panther prior to the reverse merger. The liabilities of Panther were not adjusted because historical cost reflects fair market value. This preliminary valuation has been used to prepare pro forma adjustments in the pro forma balance sheet. The final valuation will be determined by Panther subsequent to the closing of the Brown Acquisition. The final valuation may differ from these estimates and could differ materially from the preliminary valuation described below until Panther has completed the detailed valuations and necessary calculations. The final valuation will be determined when Panther has completed the detailed valuations and necessary calculations.

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